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                                                                  EXHIBIT (e)(2)

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

                  This Assignment and Assumption Agreement is made as of the 29th day of December, 1994 by and between Berkshire Realty Advisors Limited Partnership (formerly known as Krupp Realty Advisors Limited Partnership) ("Assignor") and Berkshire Mortgage Advisors Limited Partnership ("Assignee"), both Massachusetts limited partnerships with places of business at 470 Atlantic Avenue, Boston, MA 02210.

                                   WITNESSETH:

                  WHEREAS, Assignor serves as the investment advisor to Krupp Government Income Trust ("GIT"), a Massachusetts business trust, pursuant to an agreement between GIT and Assignor dated as of the 19th day of April, 1990 (the "GIT Agreement") and as the investment advisor to Krupp Government Income Trust II ("GIT-II"), a Massachusetts business trust, pursuant to an agreement between GIT-II and Assignor dated as of the 11th day of September, 1991 (the "GIT-II Agreement", and together with the GIT Agreement, the "GIT Agreements");

                  WHEREAS, Assignor and Assignee are under common control, and the GIT Agreements allow for the assignment of the GIT Agreement and the GIT-II Agreement without the consent of GIT and GIT-II, respectively, if the assignment is to a corporation or other person which controls, is controlled by, or is under common control with the Advisor; and

                  WHEREAS, Assignor desires to assign the GIT Agreements to Assignee, and Assignee is willing to accept such assignment, and assume all of the obligations of Assignor under the GIT Agreements, all as set forth herein;

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee agree as follows:

                  1. Assignor does hereby assign, transfer and convey all of its right, title and interest in the GIT Agreement and the GIT-II Agreement to Assignee.

                  2. Assignee does hereby accept the assignment of the GIT Agreement and the GIT-II Agreement from Assignor and covenants and agrees to perform each and every duty and obligation of Assignor under the GIT Agreements arising from and after the date hereof.

                  3. Assignor shall indemnity Assignee from and against any and all claims, actions or demands arising from or related to periods prior to the effective date of this assignment.

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                  4. Assignee shall indemnify Assignor from and against any and all claims, actions or demands arising from or related to periods from and after the effective date hereof.

                  5. In the event this Agreement must be referred to an attorney for enforcement, the prevailing party shall be entitled to recover its attorney's fees and costs and expenses relating thereto.

                  IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the date first set forth above.

                        BERKSHIRE REALTY ADVISORS LIMITED PARTNERSHIP
                        By:   BRF Corporation, its general partner


                              By: /s/ Laurence Gerber
                                  ---------------------------------------------
                                  Its:  Chairman (Chief Executive Officer)


                         BERKSHIRE MORTGAGE ADVISORS LIMITED PARTNERSHIP
                         By:  Berkshire Funding Corporation, its general partner


                              By: /s/ Laurence Gerber
                                  ---------------------------------------------
                                  Its: President